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                                                                    Exhibit 99.1

PHILADELPHIA, May 22, 2002 -- FMC Corporation (NYSE: FMC) today said that it expects second quarter 2002 after-tax earnings before special items to be $0.25 to $0.30 per share lower than the current consensus estimate of $0.92 surveyed by First Call. The company indicated that a majority of the expected second quarter shortfall would result from the loss of a major European detergent customer within its Foret subsidiary based in Spain and from a slower-than-expected ramp-up of the purified phosphoric acid (PPA) plant at Astaris, FMC's phosphorus chemicals joint venture with Solutia Inc. The remainder of the quarter's expected shortfall will result from the shift of certain Agricultural Products sales to the latter half of 2002.

     For the second half of 2002, cost savings, resulting from the previously announced restructuring initiatives, and higher production rates at the PPA plant will mitigate the ongoing impact of the second quarter shortfall in Industrial Chemicals. Agricultural Products is expected to recover most of its second quarter shortfall through higher second half sales and lower overhead costs. The outlook for the rest of the company is unchanged.

     According to William G. Walter, FMC chairman, president and chief executive officer: "While this news is disappointing to me and a set-back to our plans of delivering on expectations, I remain optimistic about the outlook for the company: the economic environment has stabilized; our Industrial Chemicals franchise continues to reduce costs and generate steady earnings; our BioPolymer platform continues to see growth well above GDP levels in the food and pharmaceutical markets; and, at the corporate level, we continue to make steps toward a more focused and higher growth FMC which we believe will unleash the value within our portfolio."

     FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 6,000 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.